EXHIBIT 10.2

INSYS THERAPEUTICS, INC. (“COMPANY”)
EMPLOYMENT OFFER STATEMENT AND AGREEMENT (“OFFER STATEMENT”)

TO: Dan Brennan

“EFFECTIVE DATE”: October 20, 2015

STATUS: Salary, Exempt

“EMPLOYMENT START DATE”: November 1, 2015

POSITION:

Your title will be Executive Vice President and Chief Operating Officer (“COO”). During your employment, and excluding any periods of vacation and sick leave to which you are entitled, you agree to devote appropriate attention and time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to you in your position, to use your best efforts to perform faithfully and efficiently such responsibilities, which include observing (and to use reasonable efforts to communicate, monitor and discipline those employees under your supervision to observe), the policies of the Company and applicable legal and regulatory requirements. This COO position will evolve as you integrate into the company but at all times the Sales and Marketing functions will report to this COO position. In addition, at the time of your hire the following positions will also report to the COO: VP, Corporate Development & Strategy, VP, Business Intelligence and Sales Operations, Director, Human Resources, and VP, Managed Markets. Among the COO duties, responsibilities and authority, you will be involved with all aspects of the Company’s regulatory and compliance matters related to your position as described above. You will report directly to the President and Chief Executive Officer (the “CEO”), and may be assigned such additional duties as may be determined by the CEO or the Company’s Board of Directors (the “Board”) from time to time.

RELOCATION:

You may work remotely from your home in Lake Forest, IL until June 30, 2017, provided that the Company will expect you to travel for business purposes related to your duties and there will be expectations for you to be present in the Company’s corporate offices on a regular basis during this time. By no later than June 30, 2017, you’ll relocate your primary residence to Arizona, and you will perform your duties primarily from the Company’s headquarters at 1333 South Spectrum Boulevard in Chandler, Arizona. You will be provided with a relocation package as outlined in the Employee Relocation and Repayment Agreement which is effective as of November 1, 2015.

COMPENSATION:

ANNUAL BASE SALARY:

Your starting base salary is $350,000 (three hundred fifty thousand dollars) per annum paid on a bi-weekly basis, and is subject to deductions for taxes and other withholdings as required by law or the policies of the Company. Consistent with other members of executive management, your annual base salary will be reviewed annually and may be increased, but not decreased, from time to time in the sole discretion of the Compensation Committee of the Board as recommended by the CEO; provided, however, that if a reduction in COO’s base salary occurs in connection with a Company-wide decrease in executive compensation, such reduction shall be permissible.

BONUS ELIGIBILITY:

You will be eligible to participate in any incentive program of the Company adopted by the Board and/or the Compensation Committee of the Board that provides for the payment of annual performance-based cash bonuses to the Company’s similarly situated executives. Any cash bonus earned by you pursuant to any such program will be subject to standard payroll deductions and applicable tax withholdings. Except for circumstances related to the “Termination Payments” described below, in order to earn and receive any such cash bonus, you must remain employed by the Company as an employee in good standing through the end of the applicable calendar year and the payout date for the bonus; provided, however, that the payout date shall be no later than the date that the rest of the executive management team receives their similar bonus award, if any, which has typically occurred within 90 days of the end of the relevant bonus period but in no event later than 120 after the end of the relevant bonus period. For the fiscal year ending December 31, 2016, effective upon satisfactory completion of the first 90-days of employment, and based upon the goals and objectives agreed to in the performance development planning process, you are eligible for a bonus with a target of 50% (fifty percent) of your base salary (the “Target Bonus”), and with the potential for additional bonus payments for superior performance in excess of established performance criteria. Performance criteria shall be based on Company performance targets and individual performance targets, as approved by the Compensation Committee or full Board.

EQUITY:

In connection with the acceptance of this offer of employment, you will be granted stock options covering 250,000 (two hundred and fifty thousand) shares of the Company’s common stock. The grant date is expected to be the date of the next regularly scheduled meeting of the Board of Directors, with the exercise price being equal to the fair market value of the Company’s common stock on the grant date as determined by the Board at such meeting. On an ongoing basis, you will be eligible to participate in any employee stock option award program created by the Board and/or the Compensation Committee of the Board, in its sole discretion, that provides for the payment of equity based compensation to the Company’s employees (to the extent that such awards are granted by the Board of Directors).

Any options granted in connection with this offer for employment will vest in equal monthly amounts over the next 48 (forty eight) months.

Except for circumstances related to the “Termination Payments” described below in order for any unvested options to vest, you must be an employee of the Company in good standing or reach terms that would complete vesting.

The options will be subject to all the terms and condition of the 2013 Equity Incentive Plan adopted by the Company.

STOCK GRANT:

You will also receive a grant of stock under the 2013 Equity Incentive Plan with an aggregate award value of $250,000 (“Stock Grant”). The Stock Grant will be 100% vested upon issuance. The number of shares of Company stock subject to the Stock Grant shall be equal to the quotient of $250,000, divided by the fair market value of the Company’s common stock as determined by the Board on the date the Stock Grant is approved (which shall be at the next regularly scheduled Board meeting), rounded down to the nearest whole share. The shares subject to the Stock Grant will be issued promptly after approval by the Board. The foregoing notwithstanding, the Company will automatically withhold shares from the shares issuable to you under the Stock Grant to satisfy the applicable tax withholding obligations that are due upon issuance of the Stock Grant to you.

SIGN-ON BONUS:	You will be provided with a sign-on bonus as outlined in the Conditional Sign-On Bonus Agreement effective as of November 1, 2015.

EXPENSES:

The Company shall pay, in an amount not to exceed $10,000 (Ten Thousand Dollars), directly or reimburse your reasonable legal fees incurred in connection with the development and review of this Agreement and related documents. You will be responsible for any legal fees you incur in connection with this Agreement and related documents in excess of $10,000. The Company will reimburse you for all reasonable business expenses you incur in conducting your duties, including expenses related to travel from Lake Forest, IL to the Company headquarters, subject to the Company’s usual expense reimbursement policies. The Company also will reimburse you for your actual housing related expenses in Arizona, from November 1, 2015 to June 30, 2017, in an amount up to a maximum of $3,500 per month. From November 1, 2015 to June 30, 2017, you also shall receivean automobile allowance of $1,000 per month.

PAID TIME OFF:

Vacation is accrued at 6.15 hours per pay period, which is equivalent to four (4) weeks on an annual basis. You will also have eight paid holidays and five personal/sick days. Please note that vacation time unused for the calendar year cannot be carried over into the next year. Upon termination of employment, you will not be paid for unused vacation or sick time unless otherwise required by state law.

HEALTH INSURANCE:

Assuming you commence employment on November 1, 2015, your health insurance coverage is effective on December 1, 2015. Company Sponsored group medical and dental health coverage will be provided to you consistent with the Company health insurance benefits plan in place and provided to other Company executives.

BENEFITS:

Life insurance in the amount of $100,000 (one hundred thousand dollars) is provided by the Company. Long term disability coverage, consistent with the Company benefits plan, shall be provided to you. These benefits are currently paid in full by the Company. You shall also be provided with any other employee benefits and perquisites on a basis that is comparable in all material respects to those provided to other Company executives.

RETIREMENT:

Subject to all eligibility and waiting period requirements, you shall be entitled to participate in the 401(k) Plan. The Company provides a 50% match on the first 6% of contributions up-to the IRS annual limit.

PRE-EMPLOYMENT:	This offer is contingent upon a satisfactory result on the background investigation, drug screen, and motor vehicle record report.

TERMINATION:

Either you or the Company may terminate the “At-Will” employment. Upon termination of employment with the Company for any reason, or when the Company may so request, you will immediately deliver to the Company any or all Company property in your possession or under your control, including, but not limited to, Confidential Materials, computers, etc.

EMPLOYMENT STATUS:	“At Will” Employment; Nothing herein shall be construed to alter your status as an “At-Will” employee except in writing by the CEO.

TERMINATION PAYMENTS:	Notwithstanding the “At Will” nature of your employment, and contingent upon the provisions hereunder and adherence to your obligations hereunder, if the Company terminates your employment without “Cause”, (other than as a result of your death or ”Disability”), or if you resign your employment for “Good Reason”, then the Company shall pay you any base salary earned through the date of termination, at the rate in effect at the time of termination, less standard deductions and withholdings. You shall also be paid a prorated portion of your Bonus through the date of termination, with such prorated Bonus being paid no later than 90 days following the end of the year to which such Bonus relates. In addition, if the Company terminates your employment without “Cause” or if you resign your employment for “Good Reason”, and you furnish to the Company an executed waiver and release of claims in substantially the form provided by the Company and attached hereto as Exhibit A (the “Release”) within the time period specified therein, but in no event later than forty-five (45) days following the date the Company provides you such Release, and you allow such Release to become effective in accordance with its terms, then you shall be entitled to: (1) severance in the form of continuation of your annual base salary (at the annual base salary rate in effect at the time of termination) for a period of twelve (12) months following the termination date; (2) a prorated portion of your Bonus through the date of termination (with such prorated Bonus being paid no later than 90 days following the end of the fiscal year to which the prorated Bonus relates); and (3) accelerated vesting of any unvested shares subject to any outstanding stock options and/or other equity awards, such that, on the effective date of the Release, you shall be vested in one hundred percent (100%) of the shares subject to such options and/or awards. The foregoing severance payments will be subject to standard payroll deductions and withholdings and will be made on the Company’s regular payroll cycle.

For purposes of this Offer Statement, the following terms shall have the following meanings:

Cause. “Cause” shall mean the occurrence of any of the following, as determined by the Board: (i) COO’s conviction of any felony or any crime involving fraud; (ii) COO’s participation (whether by affirmative act or omission) in an act of fraud, or a material act of dishonesty or other act of misconduct against the Company and/or its affiliates that has a material adverse impact on the Company; (iii) conduct by COO which, based upon a good faith and reasonable factual investigation by the Board, demonstrates COO’s gross unfitness to serve in an executive position at the Company; (iv) COO’s violation of any statutory or fiduciary duty, or duty of loyalty, owed to the Company that has a material adverse impact on the Company; (v) COO’s breach of any material term of any material contract between such COO and the Company, after written notice to COO and an opportunity of at least thirty (30) days to cure; (vi) COO’s repeated violation of any material Company policy, after written notice to COO and an opportunity of at least thirty (30) days to cure; and/or (vii) COO’s repeated failure to substantially and adequately perform his material job duties, after detailed, written notice to COO has been provided and COO has had an opportunity of at least thirty (30) days to cure.

Provided, further, that, any such termination by the Company shall only be deemed for Cause pursuant to this definition if: (1) the Company gives COO written notice of its intent to terminate; and (2) the Company terminates Executive’s employment within thirty (30) days following date of such notice or within thirty days following the end of the applicable cure period.

Good Reason. “Good Reason” for COO to terminate his employment hereunder shall mean the occurrence of any of the following events without COO’s consent: (i) a material reduction by the Company of COO’s Base Salary as initially set forth herein or as the same may be increased from time to time, provided, however, that if such reduction occurs in connection with a Company-wide decrease in executive compensation, such reduction shall not constitute Good Reason for COO to terminate his employment; (ii) a material breach of this Agreement by the Company, after written notice to the Company and an opportunity of at least thirty (30) days to cure; (iii) a material reduction that amounts to an adverse change in COO’s duties, authority, reporting relationship to the CEO, or responsibilities relative to COO’s duties, authority, or responsibilities in effect immediately prior to such reduction ; or (iv) a relocation of COO’s principal place of employment to a location outside of the greater Phoenix metropolitan area and that constitutes a material change in the geographic location at which COO must perform services under this Agreement; (v) material interference or material lack of cooperation by the Company or the other officers of the Company with COO’s good faith performance of his duties and activities or in relation to regulatory compliance matters and communications with regulatory authorities; and (vi) the failure by the Company to obtain the assumption in writing of its obligations hereunder by any successor to all or substantially all of the assets of the Company in relation to any sale transaction.

Provided, however, that, any such termination by COO shall only be deemed for Good Reason pursuant to this definition if: (1) COO gives the Company written notice of his intent to terminate; for Good Reason within thirty (30) days following the first occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) COO voluntarily terminates his employment within thirty (30) days following date of such notice or within thirty days following the end of the applicable Cure Period.

The severance benefits and other payments payable under this Agreement are intended to qualify for an exemption from application of Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury Regulations and other guidance promulgated thereunder (the “Code”) and any state law of similar effect (collectively “Section 409A”) or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly. Notwithstanding anything to the contrary herein, the following provisions apply to the extent benefits provided herein are subject to Section 409A. Severance benefits shall not commence until COO has a “separation from service” for purposes of Section 409A. Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and COO is, upon separation from service, a “specified employee” for purposes of Section 409A, then no severance benefits payments that are subject to Section 409A shall be paid until the earlier of (i) the first day of the seventh month following the month that includes the COO’s separation from service, or (ii) COO’s death, and all payments that would otherwise have been paid prior to such date shall be paid on such date in a lump sum.

COO shall receive severance benefits only if COO executes and returns to the Company, within the applicable time period set forth therein but in no event more than forty-five (45) days following the date of separation from service, the Release, and permits such Release to become effective in accordance with its terms (such latest permitted date, the “Release Deadline Date”). If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which COO separates from service, the Release will not be deemed effective any earlier than the first day of the calendar year that includes the Release Deadline Date. None of the severance benefits will be paid or otherwise delivered prior to the effective date of the Release. Except to the minimum extent that payments must be delayed because COO is a “specified employee” or until the effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices. Any reimbursement of expenses that constitute taxable income shall be paid to COO not later than the last day of the year following the year in which the expense is incurred, and shall otherwise comply with the requirements of Treasury Regulations Sections 1.409A-3(i)(1)(iv).

CLAWBACK:	Your compensation is subject to clawback to the extent required by applicable law, statute or administrative or judicial order, or to the extent required by any clawback policy of the Company required to by adopted after the date hereof pursuant to the rules of any stock exchange on which the Company’s common stock is listed.

NO OFFSET:

In the event of termination of your employment, you shall be under no obligation to seek other employment and there shall be no offset against amounts due to you upon termination on account of any remuneration or benefits provided by any subsequent employment that you may obtain. The Company’s obligation to make any payments upon your termination pursuant to, and otherwise perform its obligations under, this Offer Statement shall not be affected by any offset, counterclaim or other right that the Company or its affiliates may have against you for any reason.

TECHNOLOGY & IP:

During your employment by the Company, all intellectual property and technology developed by you and relating to projects being pursued by the Company, whether directly or indirectly, shall belong to the Company. You agree you will sign the Company’s standard documentation relating to the assignment of inventions that the Company customary provides to new employees.

COMPETITOR

PARTICIPATION:

During your employment with the Company, you agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by you to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates (as defined below). Ownership by you, in professionally managed funds over which you do not have control or discretion in investment decisions, or as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this covenant. For purposes of this Agreement, “Affiliate,” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

NON-COMPETE:

Unless otherwise modified by written agreement between you and the Company, during the term of your employment and for a period of one (1) year thereafter, you shall not engage in competition with the Company and/or any of its Affiliates (as defined above), either directly or indirectly, in any manner or capacity, in any phase of the business of developing, manufacturing and marketing of (a) products incorporating tetrahydrocannabinol (THC) or derivatives or synthetic versions thereof, (b) spray technologies for use in drug delivery of pain medication, or (c) any new molecules which were in development at the Company at the time of departure, except with the prior written consent of the Board.

COOPERATION:

Subject to your other personal and professional obligations, you will cooperate with the Company and its counsel in connection with any investigation, administrative or regulatory proceeding or litigation relating to any matter in which you were involved while at our Company or of which you have knowledge (either directly or indirectly) as a result of your employment with the Company. You will provide truthful and complete information, including documents and other data in your possession or control, in connection with any investigation, inquiry, audit, request for documents or other information, actual or potential legal claims, or other matters concerning anything you have knowledge (either directly or indirectly) as a result of your employment with our Company. Except as expressly requested by the Company, you agree that you will not knowingly encourage or assist any non-governmental third parties in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any nongovernmental third party against us, unless you are legally required to do so under a subpoena, at the written request of a government agency, or under court order to do so. You agree to furnish to the Company’s General Counsel (at the following email address: fdelfosse@insysrx.com) within three (3) business days of its receipt, a copy of any subpoena, deposition or interview request, civil investigative demand, written inquiry, written request or court order related to the Company. In addition, to the fullest extent permitted under applicable law, you agree to cooperate and keep the Company fully informed (either directly or through your legal counsel) in connection with any inquiry, investigation or legal proceeding related to the Company which our Company is involved with or is contacted in connection with.

INDEMNIFICATION:

The Company shall indemnify you as provided in the Company’s Bylaws for officers of the Company, to the greatest extent permitted by applicable law. The Company currently maintains, and during the Term of this Agreement and for two years after the end of the Term shall continue to maintain, an insurance policy or policies providing liability insurance for, officers and directors of the Company that it believes are customary and usual (based upon recommendations from advisors) for a similarly situated company, and the Company shall cause such insurance policy or policies to cover you to the extent of Company’s obligations under this section and the Company’s Bylaws and Certificate of Incorporation. In connection with the commencement of your employment, the Company will enter into an indemnification agreement with you in the form for officers and directors publicly filed by the Company with the Securities and Exchange Commission.

SEVERABILITY:

The Parties agree that should any provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the remainder of the Agreement shall nonetheless remain binding and enforceable and the illegal, invalid or unenforceable provision(s) shall be modified only so much as necessary to comply with applicable law.

GOVERNING LAW:	This Agreement, for all purposes, shall be construed in accordance with the laws of Arizona without regard to conflicts of law principles.

COUNTERPARTS:

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Agreement may be delivered in electronic format, including email and pdf, and shall have the same effect as an original copy of the executed agreement.

NOTICES:

All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery service or confirmed facsimile transmission, to such address as may have been furnished by one party to the other party in writing.

AMENDMENT:

No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and by the President and CEO of the Company, following approval by the Board of Directors.

ENTIRE AGREEMENT:

You acknowledge that this Offer Statement represents the entire agreement between you and the Company as of the date hereof and that no prior verbal or written agreements, promises or representations that are not specifically stated in this Offer, are binding upon the Company or you.

DISPUTE RESOLUTION:

Any dispute among the parties hereto shall be settled by binding arbitration governed by and pursuant to the Federal Arbitration Act, 9 U.S.C. sections 1-16, conducted in Phoenix, Arizona in accordance with the American Arbitration Association National Rules For The Resolution of Employment Disputes, with the following exceptions if in conflict: (a) one arbitrator who is a licensed to practice law shall be chosen; (b) each party to the arbitration will pay one-half of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any party if written notice of the proceedings has been given to such party. The parties agree to abide by all decisions and awards rendered in such proceedings and such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action in any court of competent jurisdiction for injunctive relief or specific performance as provided in this Agreement. This dispute resolution process and any arbitration hereunder shall be confidential and neither any party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all parties, except where necessary or compelled in a court to enforce this arbitration provision or an award from such arbitration or otherwise in a legal proceeding.

If you are in agreement with this Offer Statement, please sign below. Upon execution by both you and the Company by no later than the Start Date, this Offer Statement shall constitute a legally valid and binding employment agreement between you and the Company. This agreement will be effective as the “Effective Date” identified on the first page of this Offer Statement.

Accepted:  /s/ Daniel Brennan

By:     Dan Brennan

Approved: /s/ John N. Kapoor

By: John N. Kapoor, Ph.D.

Title: Executive Chairman

EXHIBIT A

FORM OF RELEASE

[SEE ATTACHED]

EXHIBIT A

FORM OF RELEASE

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by and between Dan Brennan (“Employee”), an individual, and Insys Therapeutics, Inc., a Delaware corporation (the “Company”). The parties agree that:

1.     Last Day of Employment. Employee's last day of employment with the Company will be __________________ (“Separation Date”).

2.     Consideration. In consideration for signing this Agreement, and complying with its terms and obligations, the parties agree:

a.

Subject to the Effective Date as defined in Section 3 below, as severance, the Company will pay Employee [INSERT BASE SALARY COMPONENT] and [INSERT BONUS COMPONENT] (together all such sums referred to herein as “Severance Payments”).

b.	After the execution of this Agreement, payment of the Severance Payments will be made through the Company’s customary and regular payroll system and payment processes.

Employee agrees that he will be exclusively responsible for the payment of any taxes owed on any amounts paid to Employee or his attorneys under the terms of this Agreement, except for any taxes on wages subject to an IRS Form W-2 for which the Company is responsible. The Company makes no representation as to the taxability of the amount paid to Employee. Employee agrees to pay his portion of any additional federal, state, or local taxes, if any, which are required to be paid with respect to this settlement. Moreover, Employee agrees to indemnify the Company and hold the Company harmless from any interest, taxes or penalties assessed against it by any governmental agency as a result of the non-payment of taxes on any amounts paid to Employee or his attorneys under the terms of this Agreement.

3.     No Consideration Absent Execution of this Agreement/Effectiveness. Employee understands and agrees that Employee would not receive the monies and/or benefits specified in paragraph 2 above, except for Employee’s execution of this Agreement and the fulfillment of the promises contained herein.

Employee is advised that employee has up to twenty-one (21) calendar days to consider signing this Agreement. Employee also is advised to consult with an attorney prior to Employee’s signing of this Agreement and general release. Further, Employee shall have an additional seven (7) days from the date on which he signs this Agreement to revoke consent to his release of claims under the ADEA by delivering notice of revocation to Jenna Grosshans, Human Resources, at Insys Therapeutics, Inc., 1333 South Spectrum Blvd, Suite 100, Chandler, AZ 85286, with a copy to the General Counsel at the same address, before the end of such seven-day period. In the event of such revocation by Employee, the Company shall have the option of treating this Agreement as null and void in its entirety.

This Agreement shall not become effective, if at all, until the eighth (8th) day after Employee and the Company execute this Agreement (and assuming Employee does not revoke his release of claims provided hereunder during the preceding seven day period pursuant to a notice described directly above). Such date shall be the “Effective Date” of this Agreement. No Severance due to Employee hereunder shall be paid or begin before the Effective Date.

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Employee agrees that any modifications, material or otherwise, made to this Agreement, do not restart or affect in any manner the original up to twenty-one (21) calendar day consideration period.

4.     General Release of All Claims. Employee knowingly and voluntarily releases and forever discharges the Company, its parent corporations, affiliates, subsidiaries, divisions, predecessors, insurers, co-employers, successors and assigns, and their current, former and future employees, attorneys, officers, directors, shareholders, representatives and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

■	Title VII of the Civil Rights Act of 1964;

■	Sections 1981 through 1988 of Title 42 of the United States Code;

■	The Civil Rights Act of 1991;

■	The Rehabilitation Act of 1973;

■	The Employee Retirement Income Security Act of 1974 (except for any vested benefits under any tax qualified benefit plan);

■	The Immigration Reform and Control Act;

■	The Americans with Disabilities Act of 1990 and its amendments;

■	The Older Worker Benefits Protection Act;

■	The Age Discrimination in Employment Act of 1967;

■	The Family and Medical Leave Act, and its amendments;

■	The Workers Adjustment and Retraining Notification Act;

■	The Fair Credit Reporting Act;

■	The Sarbanes-Oxley Act;

■	The Labor Management Relations Act;

■	The National Labor Relations Act;

■	The Equal Pay Act;

■	The Consolidated Omnibus Budget Reconciliation Act;

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■	The Fair Labor Standards Act;

■	The Uniformed Services Employment and Reemployment Rights Act;

■	The Lilly Ledbetter Fair Pay Act of 2009;

■	any other federal, state or local law, rule, regulation, or ordinance;

■	any public policy, contract, tort, or common law; or

■	any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

Employee specifically represents, warrants and confirms that: (a) he has no claims, complaints or actions of any kind filed against the Releasees with any court of law, or local, state or federal government or agency and is not currently aware of any governmental investigation with respect to the Company; (b) he has been properly paid for all hours worked for Employer, and that all commissions, bonuses and other compensation due to his has been paid, with the exception of any salary or consideration explicitly set forth in Section 2 of this Agreement; (c) other than as explicitly set forth in Section 2 of this Agreement, Employee further acknowledges no entitlement to any additional compensation or payment in connection with his employment with Company or ownership/equity (including options to purchase the Company’s common stock under any of the Company’s option plan(s)) in the Company or rights to purchase stock under any other stock purchase plan of the Company); (d) he has not engaged in, and is not aware of, any unlawful conduct in relation to the business of the Company; and (e) Employee acknowledges and agrees that, prior to the Employment Date, Employee has properly submitted for reimbursement all of his expenses in connection with his employment and shall have paid his Company credit card in full (and Employee also acknowledges and agrees, consistent with Insys policies and procedures, that to the extent that Employee has not paid his company credit card in full by the Separation Date that Insys may, but is not obligated to, deduct from his Severance any amounts needed to make payment on his company credit card). If any of these statements in this paragraph are not true, Employee cannot sign this Agreement and must notify the Company immediately, in writing, of the statements that are not true: provided, however, Employee is required to notify Insys immediately, in writing, if the statements that are not true at any time, and if Employee provides such notice Employee will not automatically be disqualified from receiving any Severance under this Agreement, but the issue will be subject to Insys’s review and consideration and reasonable discretion.

This general release of claims excludes the filing of an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, although Employee waives any right to monetary relief related to such a charge. This general release of claims also excludes any claims made under state workers' compensation or unemployment laws, and/or any claims which cannot be waived by law. For the sake of clarity, to the extent the law permits Employee to file or otherwise pursue on his behalf any charge, complaint or claim against the Company or a Releasee, Employee expressly agrees to waive, forfeit or otherwise forgo any monetary damages, including but not limited to compensatory damages, punitive damages, any statutory share of the damages and/or penalties imposed on the Company or a Releasee and attorneys' fees, to which Employee may otherwise be entitled in connection with said charge, complaint or claim.

5.     Affirmations. Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against the Company.

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Except as outlined in Section 2 above, Employee also affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

Employee further affirms that Employee has no known workplace injuries or occupational diseases.

Employee also affirms that Employee has not improperly divulged any proprietary or confidential information of the Company to third parties in violation of the Company’s policies or the Employee’s agreements with the Company and will continue to maintain the confidentiality of such information consistent with the Company’s policies and Employee’s agreement(s) with the Company; provided, however, that disclosure as required under circumstances contemplated by Section 7 of this Agreement shall not be deemed to violate Employee’s confidentiality obligations. Employee agrees to abide by the Company’s Proprietary Information and Inventions Agreement he executed in connection with his employment.

Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud. Both Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

Employee waives any right to reinstatement and agrees not to apply for reemployment with the Company.

 Employee agrees that this Agreement may be used by the Company to completely bar any action or suit before any court, arbitral, or administrative body, other than with respect to any claim under federal, state, local or other law relating to the obligations under this Agreement. Employee represents and warrants that he is the sole and lawful owner of all right, title and interest in and to every claim and other rights that are being released above and that no other party has received any assignment or other right of substitution or subrogation to any such claim or right. Employee also represents that he has the full power and authority to enter into the waivers and releases set forth in this Agreement. With respect to the foregoing release, Employee hereby waives all rights or protection under law of any state, territory, country or any political division thereof, to the extent applicable, which purports to restrict or govern the granting of waivers and releases (such foregoing language is not intended to indicate that the law of any jurisdiction other than Arizona is applicable to this Agreement).

 Both parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recovery of individual monetary relief or other individual remedies.

6.      Confidentiality and Return of Property. Employee agrees not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Agreement, except to Employee’s attorneys, accountants, tax advisors and immediate family.

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In the event Employee or Employee’s counsel believe either is compelled to provide or disclose information described in this paragraph, they will provide written notice of such belief, via mail and facsimile, to Jenna Grosshans, Director, Human Resources, 1333 S. Spectrum Blvd. Suite 100, Chandler, Arizona 85286 and 602-910-2627, no later than seven (7) business days prior to said production or disclosure. This Agreement shall not be filed with any court and shall remain forever confidential except in an action to enforce or for breach of this Agreement. If Employee asserts an action to enforce this Agreement or for breach of this Agreement, Employee shall maintain such confidentiality by whatever means necessary, including, but not limited to, submitting the Agreement to a court under confidential seal.

Employee affirms that Employee has returned all of the Company's property, documents, and/or any confidential information in Employee’s possession or control. Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at the Company's premises and that the Company is not in possession of any of Employee’s property.

7.      Cooperation. Subject to any time requirements of any new employment obtained by Employee and on reasonable notice and at reasonable times, at the request of the Company, Employee will reasonably cooperate with: (i) transitioning his duties and responsibilities to his successor as designated by the Company and (ii) assisting the Company and its counsel in connection with any investigation, administrative or regulatory proceeding or litigation relating to any matter in which Employee was involved or of which Employee has knowledge (either directly or indirectly) as a result of Employee’s employment with the Company and/or any Released Party or Released Parties. Employee will provide truthful and complete information, including documents and other data in Employee's possession or control, in connection with any investigation, inquiry, audit, request for documents or other information, actual or potential legal claims, or other matters concerning anything Employee has knowledge (either directly or indirectly) as a result of Employee’s employment with the Company and/or any Releasees.

Except as expressly requested by Insys, Employee agrees that he will not knowingly encourage or assist any non-governmental third parties in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any non-governmental third party against the Company, unless he is legally required to do so under a subpoena, at the written request of a government agency, or under court order to do so. Employee agrees to furnish to Insys’s General Counsel (at the following email address: fdelfosse@insysrx.com) within three (3) business days of its receipt, a copy of any subpoena, deposition or interview request, civil investigative demand, written inquiry, written request or court order related to Insys. In addition, to the fullest extent permitted under applicable law, Employee agrees to cooperate and keep Insys fully informed (either directly or through Employee’s legal counsel) in connection with any inquiry, investigation or legal proceeding related to Insys which Employee is involved with or is contacted in connection with.

8.      Governing Law, Jurisdiction and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the state of Arizona, which is the state Employee worked at the time of Employee’s last day of employment, without regard to its conflict of laws provision. Any action or proceeding by either of the Parties to enforce the obligations or covenants hereunder shall be brought only in any state or federal court located in the state of Arizona, County of Maricopa. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

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9.      Non-admission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

10.     Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

11.     Non-Disparagement. Employee agrees not to (either directly or indirectly): (i) disparage the Company or Releasees or their past, present and future officers, directors, or employees or (ii) make disparaging, negative and/or defamatory remarks, either verbal or written, about any Company products, through any formal or informal channels of communication and in any form or forum, including, but not limited to, book, television, radio, or other public media, creation or use of a web site or other Internet feature, statements in the press or any trade press, conversations, email, presentations, conferences, articles, Twitter, blog posts, and/or through any social media tools. Employee will not directly or indirectly say or do anything that would disparage, reflect negatively on, or call into question the Company's business operations, products, reputation, business relationships, or present or future business, or the reputation of any past or present directors, executives, officers, employees, agents, parents or subsidiaries or affiliates. Notwithstanding the foregoing, Employee’s truthful statements or actions in circumstances like those contemplated by Section 7 of this Agreement, or made or done in relation to enforcing Employee’s rights under this Agreement, shall not be deemed to violate this Agreement.

12.     Neutral Reference. The Company agrees to respond to any request for employment information and/or verification regarding Employee by providing the following information: Employee’s dates of employment, position title, and annual salary. No other information will be provided unless compelled by subpoena or other legal process or judicial order.

13.     Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, except the (i) confidentiality agreement and (ii) the restrictive covenants (non-compete/non-solicitation) contained in Employee’s offer letter which the Employee and the Company executed previously, which is incorporated herein by reference. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement.

Employee freely and knowingly, and after due consideration, enters into this Agreement intending to waive, settle and release all claims employee has or might have against Releases.

14.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any photocopy, facsimile or electronic reproduction of the executed Agreement shall constitute an original.

15.     Acknowledgements. The Parties, by their execution of this Agreement, affirm that the following statements are true:

a.	The Parties have been given the opportunity to, and have, read this entire Agreement, and have had all questions regarding its meaning answered to their satisfaction.

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b.	The contents of this Agreement are written in a manner understood by the Parties, and they fully understand its content, and understand that it is a FULL WAIVER AND RELEASE OF ALL CLAIMS.

c.

The Parties acknowledge that they enter into this Agreement of their own free will, that they have not been pressured or coerced in any manner whatever into signing this Agreement, and that they have consulted with counsel of their own choosing prior to signing this Agreement.

d.	This Agreement is not to be construed as an admission of liability by any party.

e.	The Parties shall bear their own costs and attorneys’ fees incurred herein including, without limitation, any costs or fees incurred in connection with the negotiation and execution of this Agreement.

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The Parties knowingly and voluntarily sign this Separation Agreement and General Release as of the date(s) set forth below:

Employee		Insys Therapeutics, Inc.

By:		By:	/s/
	Dan Brennan		Title:
Name:

Date:		Date:

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CONDITIONAL SIGN-ON BONUS AGREEMENT

This Conditional Sign-On Bonus Agreement (the “Agreement”) is entered into by and between INSYS Therapeutics, Inc. (“INSYS”) and Dan Brennan (“Candidate”) (collectively, the “Parties”). For purposes of this Agreement, your first day of work at INSYS will be considered your “Employment Start Date.” Your Employment Start Date will be November 1, 2015.

1.

Conditional Sign-On Bonus. INSYS agrees to pay Candidate a one-time Conditional Sign-On Bonus of $250,000 (“Bonus”), subject to all required taxes and withholdings, to be paid on the next payroll date following Candidate’s Employment Start Date. The Parties agree that the Bonus is an unvested wage advance upon receipt that Candidate will earn in its entirety without restriction by remaining employed by INSYS for 12 months following the Employment Start Date; provided the Bonus shall also be deemed earned without restriction if his employment is terminated by INSYS without “Cause” or, by the Candidate with “Good Reason”.

2.	Repayment of Bonus. Candidate agrees to repay to INSYS all or a prorated amount of the Bonus, according to the following terms:

(a)

Repayment Due to Termination of Employment. If Candidate’s employment with INSYS terminated by INSYS for Cause or by the Candidate without Good Reason less than 3 full months after the Employment Start Date, Candidate agrees to repay one hundred percent (100%) of the Bonus. If Candidate’s employment with INSYS terminated by INSYS for Cause or by the Candidate without Good Reason less than 12 full months after the Start Date, Candidate agrees to repay the full amount of the Bonus, less eight point thirty-three percent (8.33%) for each full month of employment completed after the Start Date of employment. Candidate agrees that repayment obligations under this Agreement are not reduced by completion of partial months of employment. Candidate further agrees that Candidate will repay the applicable Bonus amount by no later than the effective date of the employment termination, and that any outstanding balance on such repayment obligation is delinquent and immediately collectable the day following the effective date of termination.

(b)

Repayment Forgiveness. Without limiting the provisions of Section 2)a) above, INSYS agrees to forgive any repayment due INSYS under this Agreement where INSYS terminates Candidate’s employment due to a company- or department-wide reduction-in-force. INSYS may also, in its sole discretion, forgive any repayment due INSYS under this Agreement under circumstances of an extraordinary or unavoidable nature. The Parties agree that Candidate’s voluntary termination of his employment other than for Good Reason, or INSYS’ termination of Candidate’s employment for Cause, are not conditions requiring forgiveness of any repayment due INSYS under this Agreement.

3.	No Guarantee of Continued Employment. Nothing in this Agreement guarantees employment for any period of time.

4.

Consent to Offset. Candidate agrees that any repayment due INSYS under this Agreement may be deducted to the extent permitted by law from any amounts due, but not yet paid, to Candidate from INSYS at the time of employment termination, including wages, incentive compensation payments, bonuses and commissions, and hereby expressly authorizes such deduction(s).

Conditional Sign-On Bonus Agreement, D. Brennan                                                                                                                                                                                      Page 1 of 3

5.

Acknowledgements and Integration. Candidate understands he has the right to discuss this Agreement with any individual, and that to the extent desired, he has availed himself of this opportunity. Candidate further acknowledges that he has carefully read and fully understands the provisions of this Agreement, and that he is voluntarily entering into it without any duress or pressure from INSYS. Candidate also understands and acknowledges that this Agreement is the entire agreement between him and INSYS with respect to this subject matter, and Candidate acknowledges that INSYS has not made any other statements, promises or commitments of any kind (written or oral) to cause Candidate to agree to the terms of this Agreement.

6. Severability. The Parties agree that should any provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the remainder of the Agreement shall nonetheless remain binding and enforceable and the illegal, invalid or unenforceable provision(s) shall be modified only so much as necessary to comply with applicable law.

7. Entire Agreement; Amendment. Unless specifically provided herein, this Agreement contains all of the understandings and representations between Candidate and INSYS pertaining to the Bonus Employee is eligible for in connection with this Agreement and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and the Company, following approval by the Board of Directors.

8.            At Will Employment. Employee further understands and agrees that his employment is “at will” and nothing in this Agreement is intended to create a contract or guarantee of employment by the Company.

9. Governing Law; Jurisdiction. This Agreement, for all purposes, shall be construed in accordance with the laws of Arizona without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in state or federal court located in the state of Maricopa County of Arizona. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of such action or proceeding in such venue.

10.          Execution. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Agreement may be delivered in electronic format, including email and PDF, and shall have the same effect as an original copy of the executed agreement.

Conditional Sign-On Bonus Agreement, D. Brennan                                                                                                                                                                                      Page 2 of 3

IN WITNESS whereof, the parties have executed this Conditional Sign-On Bonus Agreement.

Dan Brennan		Insys Therapeutics, Inc.

Signature:	/s/ Daniel Brennan	Signature:	/s/ John N. Kapoor
Name:	Dan Brennan	Name:	John Kapoor, Ph.D.
Date:	October 20, 2015	Date:	October 20, 2015

Conditional Sign-On Bonus Agreement, D. Brennan                                                                                                                                                                                      Page 3 of 3